EXHIBIT 99.1

August 15, 2011

Sutron Reports Second Quarter Operating Results

Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months ended June 30, 2011.

Summary

The second quarter ended June 30, 2011 was virtually break-even with a net loss of $21,372 or $.0 per share as compared to net income of $586,738 or $.13 per share in the second quarter in 2010 which was a record second quarter.  Revenues for the second quarter ended June 30, 2011 were down 30 % to $3,848,508 as compared to $5,472,936 in the second quarter of 2010.  Gross profit for the second quarter of 2011 as a percentage of revenues was 36 percent as compared to 43 percent for the same quarter a year ago.  Operating expenses for the second quarter of 2011 were $1,453,300, an increase of 1 percent compared to operating expenses of $1,436,733 for the same quarter a year ago. The modest increase in operating expenses was the result of increased spending in the quarter for enhanced R & D for new products.

Net income for the six months ended June 30, 2011 was $280,205 or $.06 per share as compared to net income of $920,481 or $.20 per share in 2010.  Revenues for the six months ended June 30, 2011 were down 16 % to $8,729,127 as compared to $10,372,776 in 2010.  Gross profit for the six months ended June 30, 2011 as a percentage of revenues was 37 percent as compared to 41 percent in 2010.  Operating expenses for the six months ended June 30, 2011 were $2,847,473 as compared to operating expenses of $2,842,486 in 2010.

For the six months ended June 30, 2011, customer orders or bookings totaled $6,379,000 as compared to bookings of $15,060,000 for the six months ended June 30, 2010. The backlog of customer orders at June 30, 2011 was $9,397,000 as compared to a backlog of $16,595,000 at June 30, 2010.

Outlook

“We, like many of our competitors, have been adversely affected by the current anemic global economic situation and by slower government commitment and spending in many of our foreign markets as well as the US ”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer, “and our second quarter results are a reflection of that industry experience. For a variety of reasons, including slower governmental approvals, our bookings have been slower than expected to date in 2011.  As we have stated in prior releases, this fluctuation in bookings and in revenue is not uncommon to our business which is highly project driven and subject to governmental approval processes.  Despite the challenging global economic environment, we believe that the need for our services and products is undiminished as evidenced by the significant project opportunities that we are aggressively bidding.  If governmental funding is made available to support these project tenders, bookings should pick up over the last six months of 2011.

“We continue to believe that our strategic direction and focus will help us grow our revenues and profits.  We are excited about several new and enhanced products that should strengthen our competitive position and expand our growth with both existing and new customers.  We anticipate that some of these new products will be released in late 2011.  Our balance sheet remains strong with no debt and approximately $10.2 million of cash on hand, which positions us to fund our growth both organically and through acquisitions.  We continue to explore strategic acquisitions that will complement our business and add to our growth.  We further continue to focus on growth through strategic alliances.  We have seen positive results over the past several years from working more closely with several partners and believe that these efforts will yield even greater benefits in the future.  Confident in the “value proposition” we provide our customers, we intend to enhance our aggressive marketing of our products and services world-wide.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  Our quarterly results may fluctuate substantially based upon large contract awards that are difficult to project in terms of timing and may be delayed due to the differing time frames in securing government approvals.  We provide hydrological, meteorological and oceanic real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Over 50,000 Sutron stations have been installed worldwide.  We manufacture our dataloggers, satellite transmitters and sensors.  Our product and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of sensors or field stations.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION

FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010

Revenues	$3,848,508	$5,472,936
Cost of sales	2,468,422	3,129,155
Gross profit	1,380,086	2,343,781
Operating expenses	1,453,300	1,436,733
Operating income	(73,214)	907,048
Interest and other income	24,842	14,690
Income before income taxes	(48,372)	921,738
Income tax expense (benefit)	(27,000)	335,000
Net income	$(21,372)	$586,738
PER SHARE AMOUNTS:
Basic income per share	$0.00	$0.13
Diluted income per share	$0.00	$0.12

	(Unaudited)
	For the Six Months
	Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010

Revenues	$8,729,127	$10,372,776
Cost of sales	5,500,416	6,117,484
Gross profit	3,228,711	4,255,292
Operating expenses	2,847,473	2,842,486
Operating income	381,238	1,412,806
Interest and other income	42,967	27,675
Income before income taxes	424,205	1,440,481
Income tax expense (benefit)	144,000	520,000
Net income	$280,205	$920,481
PER SHARE AMOUNTS:
Basic income per share	$0.06	$0.20
Diluted income per share	$0.06	$0.18

BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$9,220,705	$9,627,961
Restricted cash and cash equivalents	1,054,997	796,189
Accounts receivable, net	5,021,561	5,380,975
Inventory	3,811,212	3,758,702
Prepaid items and other assets	839,742	560,460
Deferred income taxes	529,000	477,000
Total Current Assets	20,477,217	20,601,287

Property and Equipment, Net	1,624,697	1,706,971
Other Assets
Goodwill	570,150	570,150
Other Assets	104,415	108,769
Total Assets	$22,776,479	$22,987,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$933,025	$1,119,684
Accrued payroll	188,986	490,197
Other accrued expenses	1,529,836	1,543,086
Billings in excess of costs and estimated earnings	319,007	361,699
Total Current Liabilities	2,970,854	3,514,666
Long-Term Liabilities
Deferred rent	1,164,842	1,234,385
Deferred income taxes	134,000	99,000
Total Long-term Liabilities	1,298,842	1,333,385
Total Liabilities	4,269,696	4,848,051
Stockholders’ Equity
Common stock	45,837	45,757
Additional paid-in capital	3,814,411	3,732,184
Retained earnings	14,690,082	14,409,877
Accumulated other comprehensive loss	(43,547)	(48,692)
Total Stockholders’ Equity	18,506,783	18,139,126
Total Liabilities and Stockholders’ Equity	$22,776,479	$22,987,177

More information about Sutron, please visit:  www.sutron.com

Contacts

Sutron Corporation
Sidney Hooper, 703-406-2800
shooper@sutron.com